CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-171640 (the “Registration Statement”) on Form N-4 of our report dated April 22, 2011, relating to the financial statements of Sun Life (N.Y.) Variable Account C, and to the incorporation by reference of our report dated April 21, 2011, relating to the consolidated financial statements of Sun Life Insurance and Annuity Company of New York (the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the Company changing its method of accounting and reporting for other-than-temporary impairments in 2009 and changing its method of accounting and reporting for the fair value measurement of certain assets and liabilities in 2008, as discussed in Note 1 and Note 4, respectively, of the consolidated financial statements).

/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 26, 2011